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EXHIBIT 21.1

                      SUBSIDIARIES OF AMERILINK CORPORATION

       The following are the only subsidiaries of AmeriLink Corporation:

     Name of Subsidiary                          Jurisdiction of Incorporation
     ------------------                          -----------------------------

AmeriLink Corp.                                             Ohio
Nacom Corporation                                           Ohio
AmeriLink Holdings Corporation                              Ohio
AmeriLink of Indiana, L.L.C.                                Delaware
AmeriLink of Kentucky, L.L.C.                               Delaware
AmeriLink of Texas , Limited Partnership                    Delaware
Nacom Cable Corp.                                           Delaware
AmeriLink Management Corporation                            Ohio
Midwest Computer Cable, Inc.                                Ohio



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